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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

        GADZOOX ANNOUNCES EXPECTATIONS FOR SECOND FISCAL QUARTER 2000 COMPANY PLANS TO WRITE OFF EXCESS INVENTORY RELATED TO LOWER-THAN-EXPECTED REVENUES

        San Jose, Calif., September 7, 2000 - Gadzoox (TM) Networks, Inc. (NASDAQ: ZOOX), a pioneer of SAN (storage area network) products, today announced it anticipates revenue for its second fiscal quarter, ending September 30, 2000, to fall 15-25% below the consensus analyst forecast of $9 million dollars.

        The market acceptance of the new Capellix family of switches has been slower than the Company initially anticipated, and volume shipments will not commence during the second fiscal quarter, ending September 2000. In addition, for the current quarter, the Company plans to provide a one-time reserve of between $9 million and $11 million for production cancellation penalties and excess inventory that was manufactured in reliance on the Company's earlier internal forecasts.

        Gadzoox' new President and CEO, Michael Parides, stated, "We are in a transition period, and the new executive team is taking the necessary steps to market and support Capellix. While the adoption of Capellix has been slower than expected, we are launching a marketing, communications and sales campaign to create broader market acceptance. We are also focusing our efforts and investing in next-generation SAN technology and products -- products we believe will propel the Company well into the future. We believe that we have all the ingredients to execute, and I am confident in our ability to deliver on our current plans."

        The Company will be broadcasting a conference call on September 7, 2000, at 2:45 p.m. PDT. To access the conference call dial:

        Domestic: 800-553-3587 International: 303-267-1006

        A replay of the call will be available for one week as follows:

        Domestic Replay: 800-625-5288 International Replay: 303-804-1855

        The conference ID for both replay numbers is 806481.

        The foregoing statements regarding anticipated results for the second fiscal quarter ending September 2000 are preliminary and forward-looking. Actual results could differ materially based, among other things, on the actual order and shipment rate during the remainder of the quarter and any accounting adjustments made during the quarterly close. The statements in this news release relating to future events or predictions, including statements about future revenues and inventory usage and future generation SAN technology and products, involve known and unknown risks and uncertainties which may cause Gadzoox' actual results in future periods to be materially different from any performance suggested in this release. Such factors include, but may not necessarily be limited to, fluctuations in customer demand, both in timing and in volume, the fact that the SAN


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market is new and evolving, the Company's dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners, the ability or willingness of our partners to sell our products, market acceptance of new products, including but not limited to Capellix, Geminix and Axxess, and the timing of such acceptance, the Company's dependence on its contract manufacturing partners, competition in the Company's industry and the timing of new technology, product introductions and the Company's ability to effectively and efficiently integrate the SmartSAN products into the existing Gadzoox product line. In the context of forward looking information provided in this news release, reference is made to the discussion of risk factors detailed in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as well as subsequent filings.

        ABOUT GADZOOX NETWORKS

        Gadzoox Networks, Inc. (NASDAQ: ZOOX) is a leader in SAN (storage area network) products. The Company provides networking solutions for enterprise storage with scalable, managed SAN solutions based on Gadzoox' Fibre Channel switches, routers, storage pooling, hubs and management products. Serving as modular building blocks, Gadzoox' products are designed to address the growth in enterprise data through the evolving capabilities of SANs. Gadzoox is an ISO 9001 certified company. Gadzoox corporate headquarters is located at 5850 Hellyer Ave., San Jose, Calif., 95138. For more information, visit the company's web site at www.gadzoox.com or call 888.423.3222.

Press contact:                                     Investor Contact:
Rosie Sundell                                      Christine Munson
Corporate Communications Director                  Chief Financial Officer
Gadzoox Networks, Inc.                             Gadzoox Networks, Inc.
408.360.6011                                       408.361.6191

       rsundell@gadzoox.com                       investor-relations@gadzoox.com


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